Exhibit (a)(1)(G)

NetApp
Go further, faster

HOME E-MAIL CONTACT US

Need Help? EMAIL:optexch@netapp.com

Welcome to the NetApp Stock Option Exchange Website

Please enter your User Name and temporary password.

Your User Name is the same as your NetApp User Name—the user name you use to log into your NetApp systems. You should have received a temporary password via email from optexch@netapp.com on or about Friday, May 22, 2009.

You will be prompted to create a new password. The new password must include:
- Between 8 and 14 characters
- Both upper and lower case letters
- At least 1 numeric character or 1 special character

If you have misplaced or did not receive your temporary password, click here

User Name:

Password: (Case Sensitive)

Submit

Need Help? EMAIL: optexch@netapp. com NetApp Go further, faster To change your password, enter your User Name, Old Password, New Password, Re-enter New Password and Click on the Update button. Passwords must be at least eight characters long, but not longer than 14 characters, They must contain both upper and lower case letters, and must contain at least one numeric character and one special character. Password Changed Successfully Enter User Name: [demouser Enter Old Password: Enter New Password: Re-enter New Password: Jg Click Here to Continue

NetApp
NetApp™
Go further, faster

HOME E-MAIL CONTACT US LOG OUT

Need Help? EMAIL: optexch@netapp.com

Change Password | Election Info | Make An Election

Welcome to the NetApp Stock Option Exchange Website

We are pleased to announce the NetApp, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock Units officially launched on Friday, May 22, 2009 and will remain open until 9:00 pm Pacific Daylight Time on Friday, June 19, 2009, unless the Offer is extended.

By this Offer, NetApp is giving eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price greater than or equal to $22.00 per share that were granted before June 20, 2008 for new Restricted Stock Units ("RSUs").

Complete terms and conditions of the NetApp Exchange Offer are set forth in the NetApp, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock Units and related documents ("Offer Documents"). You should read the Offer Documents carefully before deciding whether or not to participate in the Offer. If there is any discrepancy between the information in this website and the Offer Documents, the Offer Documents will govern. You should rely only on the information contained in the Offer Documents.

Election Info

E MAIL CONTACT US LOGOUT Need Help? EMAIL:optexch@netapp.com NetApp Go further, faster ELECTION INFORMATION Click on the links below to view detailed information about the Stock Option Exchange Offer. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS FREQUENTLY ASKED QUESTIONS (FAQ)

Need Help? EMASLoetsxch netspe. com NetApp Go FucClw, fas Mr ELECTION FORM Offer to Exchange Certain Outstanding Options for Restricted Stock Units Dated Friday May 22, 2009 This Offer expires at 9:00 pm Pacific Daylight Time on Friday June 13. 2003. unless the Offer is extended Name: Generic User Select “Yes” or “No” under tlte “Elect to Exchange Eligible Options” column to indicate your decision to tender for exchange your Eligible Options. By selecting “Yes”, you are indicating your decision to tender for exchange your Eligible Options for new Flestricted Stock Units{R5Us> By selecting “No”, you are indicating your decision NOT to tender for exchange your Eligible Options for new RSUs. If you select “No”, such Eligible Options will not be tendered for exchange and will remain outstanding under the terms and conditions as set forth in the relevant agreement related to such option grant. U nder the terms of this Offer, we may settle surrendered options for cash instead of RSUs if an Eligible Option would otherwise be exchanged for fewer than forty [4fy RSUs. The cash payment would be in an amount equal to the closing market price of a share of NetApp stock on the business day prior to the expiration date of this Offer, multiplied by the number of RSUs that would otherwise be granted in the exchange, as indicated in the “New RSU Shares” column. Exercise Outstanding I Hew I Elect to Price Options Option Exchange New RSU Exchange Grant Option per Eligiblefor Vested Unvested Expiration for RSUs RSU Vesting Eligible Date Number Share Exchange Options Options Date or Cash Shares Term Options?

Option Exchange Breakeven Calculator At What Stock Price Does the Value of My Eligible Option = the Value of the New RSUs? Step 1: Enter Exercise Price of Eligible Option Step 2: Enter Number of Shares in Eligible Option Press to Calculate Breakeven Exchange Ratio based on Option Price Entered in Step 1 New RSU Shares Breakeven The breakeven price is the price at which the value of the options exchanged is equal to the value of the RSUs received. Any price greater than the breakeven price would result in the options being more valuable than the RSUs received after the exchange. What is the Value of My Eligible Options and New RSUs at Other Stock Prices? Step 3: Enter Hypothetical Stock Price to Calculate Values Press to Calculate Values Value of Eligible Option Shares at Price Entered in Step 3 Value of New RSU Shares at Price Entered in Step 3 The breakeven calculation does not consider the “value” associated with the vesting status of the eligible option. The breakeven price will be slightly lower than reflected in the calculation if fractional shares are rounded down.

Need Help? EMAILoptsxchljtnetBpp .com NetApp (JefMUwr.faWW ELECTION REVIEW You have made the fallowing elections with respect to your Eligible Options: Exercise Outstanding New Elect to Fri:; Options Option Ex : New RSU Exchange Grant Option per Eligiblefor Vested Unvested Expiration for RSUs RSU Vesting Eligible Date Number Share Exchange Options Options Date or Cash Snares Term Options? Is this information carrect?IfVesr click’Proceed to Confirmation’! If Nor click ‘fteturn to Previous Screen”

Need Help? EMAILopt&xth&netsc’p. aim NetApp AGREEMENT TO TERMS OF ELECTION Offer to E jtcha nge C erta i n Outsta ndi ng Options for Restri cted Stock U nits Commenced Friday May 22,2009 By this Offer, NetApp is giv ing eligible employees the opportunity to exchange some or all of their outstanding options with an exercise price greater than or equal to $22.00 per share that were granted before June 20, 200B, whether vested or unvested, for new Restricted Stock U nits fRSUsTi We will grant the RSUs following the expiration of the Offer on the same calendar day on which we cancel the options surrendered in the exchange {the “RSU grant date~J. We expect the RSU grant date to be Friday J une 19. 2003. The RSUs will be granted under the terms of NetApp’s 1399 Stock Option Plan. The vesting schedule of the RSUs will depend on the extent to which the options surrendered in exchange for such RSUs have vested at the time of such exchange and. for surrendered options that are fully vested, the exercise price. Vesting of the RSUs is conditioned jpon your continued serv ice with us through each applicable vesting date. U nder the terms of the Offer, we may settle surrendered options for cash instead of RSUs if an eligible option would otherwise be exchanged for fewer than forty {40} RSUs. The cash payment would be in an amount equal to the closing market price of a share of NetApp stock on the business day prior to the RSU grant date, multiplied by the number of RSUs that would otherwise be granted in the exchange. By selecting”! Agree”, you are agreeing to the terms of the Offer to Exchange Certain Outstanding Options for Restricted Stock commenced Friday May 22. 2009. To rev iew the Offer Documents, click the link below. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS A Confirmation Statement detailing your elections will be sent to the email address listed below. If you do not receive a confirmation email within two business days, contact us at -aptgxsr ffir stepp. ponr to confirm that we have received your election. Name Generic User Email Address webdev@sos-team.com

Need Help? NetApp E LECTION COW FIRM ATI ON ‘PRINT THIS PAGE* Name: Generic User Date/Time: 5000009 5:52:19 PH PT Your election has been recorded as follows; E:: = rcise Outstanding New Elect to Price Options Option Exchange New RSU Exchange Grant Option per Eligiblefor Vested Unvested Expiration for RSUs RSU Vesting Eligible Date Number Share Exchange Options Options Date or Cash Shares Term Options? 300S — 3QL5 PRINT THIS PAGE by clicking the “Print Confimiatioi” button below. We strongly recommend that you print this page and save a copy for your records. This will serve as your Election Confirmation Statement in the event our system does not register your election or prov kfc you with an email Election Confirmation Statement If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed Election Confirmation Statement v ia email to optstsh fer-stapp .

Have you printed the Confirmation Page? If you have not, select “NO” and then “Yes” on the next screen. Then, print this page by either pressing CTRL+P on the keyboard or select the Print option from your browser’s File Menu. Yes | No | H DHf IL HCONlMTIi -L060UT Need Help? EMAILoptext - ton Contact Us p NetApp Go lurn w, tastnr Pleasedirect questions an the Option Exchange Program to: Phone: (403) 754-4570 Email; gptEnchLainEtapp.cam